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                      SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                   919 Third Avenue
                            New York, New York 10022-9998
                                    (212) 758-9500


May 30, 1997

SunAmerica Equity Funds
(SunAmerica Global Balanced Fund)
The SunAmerica Center
733 Third Avenue
New York, NY 10017-3204

Style Select Series, Inc.
(International Equity Portfolio)
The SunAmerica Center
733 Third Avenue
New York, NY 10017-3204

Dear Sirs:

    We are acting as counsel to SunAmerica Global Balanced Fund ("Acquired Fund") , a separate investment portfolio of SunAmerica Equity Funds, a Massachusetts business trust ("Equity Funds"), and to the International Equity Portfolio ("Acquiring Fund"), a separate investment portfolio of Style Select Series, Inc., a Maryland corporation ("Style Select"), in connection with the proposed transfer of the assets of Acquired Fund to Acquiring Fund, and the assumption by Acquiring Fund of Acquired Fund's liabilities, if any, in exchange for shares (the "Shares") of the Acquiring Fund (the "Reorganization") pursuant to an Agreement and Plan of Reorganization (the "Agreement").

    We have participated in the preparation of Style Select's Registration Statement on Form N-14 (the "Registration Statement") relating, among other things, to the Shares of Acquiring Fund to be offered in exchange for the assets of Acquired Fund, and containing the Proxy Statement and Prospectus relating to the Reorganization (collectively, the "Prospectus"), being filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder. In addition, in connection with rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Exhibit A to the Prospectus.

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    In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

    In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

    1. The fair market value of the Shares to be received by each Acquired Fund shareholder will be equal to the fair market value of the Acquired Fund shares surrendered in exchange therefor upon the liquidation of Acquired Fund.

    2. There will be no plan or intention by any shareholder of Acquired Fund who owns 5 percent or more of Acquired Fund stock, and to the best of the knowledge of management of Acquired Fund, there will be no plan or intention on the part of the remaining shareholders of Acquired Fund, to sell, exchange, or otherwise dispose of a number of Shares received in the Reorganization that would reduce Acquired Fund shareholders' ownership of Shares of Acquiring Fund to a number of Shares having a value, as of the Closing Date, of less than 50 percent of the value of all formerly outstanding stock of Acquired Fund as of the same date. For purposes hereof, shares of Acquired Fund stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional Shares of Acquiring Fund will be treated as outstanding Acquired Fund stock at the Closing Date of the Reorganization. Moreover, shares of Acquired Fund stock and Shares of Acquiring Fund held by Acquired Fund shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization and as part of the Reorganization will be considered in making this assumption.

    3. Pursuant to the Agreement, Acquired Fund will distribute in liquidation of Acquired Fund, the Shares of Acquiring Fund received by Acquired Fund in the Reorganization.

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    4.   The liabilities of Acquired Fund assumed by Acquiring Fund pursuant to the Reorganization, plus the liabilities, if any, to which assets transferred pursuant to the Reorganization will be subject, constitute less than 20% of the total consideration for the Reorganization, all such liabilities will have been incurred by Acquired Fund in the ordinary course of its business, and Acquiring Fund will pay no other consideration, except for the Shares, in connection with the Reorganization.

    5. All expenses incurred by Acquired Fund with respect to the Reorganization will be borne by Acquired Fund or its investment adviser. Each shareholder of Acquired Fund will pay its respective share of the expenses, if any, incurred in connection with the Reorganization. Acquiring Fund or its investment adviser will pay the expenses, if any, incurred by Acquiring Fund in connection with the Reorganization.

    6. No intercorporate indebtedness will exist between Acquiring Fund and Acquired Fund that was issued, acquired, or will be settled at a discount.

    7. Acquired Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Acquiring Fund.

    8. The assets of Acquired Fund transferred to Acquiring Fund will include all assets owned by Acquired Fund at fair market value on the Closing Date subject to all known liabilities of Acquired Fund at such time.

    9. In accordance with the terms of the Agreement, Acquired Fund will transfer all of its business and will transfer assets to Acquiring Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Acquired Fund immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Acquired Fund to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Acquired Fund to pay its reorganization expenses and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Acquired Fund immediately preceding the Reorganization will be included as assets of Acquired Fund held immediately prior to the Reorganization.

    10. The fair market value of the assets of Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of liabilities assumed by Acquiring Fund, plus the amount of liabilities, if any, to which the transferred assets will be subject.

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    11.  Acquired Fund will not be under the jurisdiction of a court in a Title
11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

    12. No cash will be paid to the shareholders of Acquired Fund in lieu of fractional shares.

    13. For federal income tax purposes, Acquired Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Acquired Fund and will continue to apply through the Closing Date.

    14. As of the Closing Date, Acquired Fund will have paid to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Acquired Fund's investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of Acquired Fund ending on the Closing Date and all its net capital gain realized in such taxable year.

    15. Except to the extent necessary to comply with its legal obligation to redeem its own shares, Acquiring Fund will have no plan or intention to reacquire any of the Shares issued in the Reorganization.

    16. Acquiring Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Acquired Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.

    17. Following the Reorganization, Acquiring Fund will continue the historic business of Acquired Fund or use a significant portion of Acquired Fund's historic business assets in its business.

    18. Acquiring Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Acquired Fund.

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    19.  Acquiring Fund will not be under the jurisdiction of a court in a
Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

    20. For federal income tax purposes, Acquiring Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Acquiring Fund prior to the Reorganization and will continue to apply after the Closing Date.

    21. No compensation received by any shareholder-employees of Acquired Fund will be separate consideration for the Reorganization; none of the Shares of Acquiring Fund received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amount paid to their parties bargaining at arm's length for similar services.

    We note that we are members of the Bar of the State of New York and that our opinion is expressly limited to the federal laws of the United States.

    Based on the foregoing and subject to the assumptions and limitations set forth above, and such examination of law as we have deemed necessary, we are of the opinion that:
    1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

    2. Acquired Fund and Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

    3. Pursuant to Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by Acquired Fund upon the transfer of its assets to Acquiring Fund in exchange solely for shares of Acquiring Fund as a result of the Reorganization and the assumption by Acquiring Fund of Acquired Fund's liabilities, if any, or upon the distribution (whether actual or constructive) of the Shares of Acquiring Fund in complete liquidation of Acquired Fund;

    4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Acquiring Fund upon its acquisition of Acquired Fund's assets solely in

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         exchange for Shares of Acquiring Fund and the assumption by Acquiring
         Fund of the liabilities of Acquired Fund;

    5. Pursuant to Section 362(b) of the Code, the basis of the assets of Acquired Fund acquired by Acquiring Fund will be the same as the basis of such assets when held by Acquired Fund immediately prior to the Reorganization;

    6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Acquired Fund acquired by Acquiring Fund will include the period during which such assets were held by Acquired Fund;

    7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of Acquired Fund upon the exchange of his or her shares solely for Shares of Acquiring Fund, including fractional shares, in liquidation of Acquired Fund;

    8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of Acquiring Fund received by former Acquired Fund shareholders will be the same as the basis of Acquired Fund shares surrendered in exchange therefor; and

    9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of Acquiring Fund received by each shareholder of Acquired Fund in exchange for his or her shares of Acquired Fund will include the period during which such shareholder held shares of Acquired Fund (provided Acquired Fund shares were held as capital assets on the date of the exchange).

    The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

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    We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof.

                                   Very truly yours,

                                   /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                                   Shereff, Friedman, Hoffman & Goodman, LLP


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